Exhibit 99.1

Contact:	Tricia J. Richardson Novavax, Inc. 240-268-2031
NOVAVAX REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
ROCKVILLE, MD (August 7, 2009) — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today reported a net loss of $8.5 million, or $0.10 per share, for the second quarter of 2009 compared to a net loss of $9.4 million, or $0.15 per share, for the second quarter of 2008.
For the six months ended June 30, 2009, Novavax reported a net loss of $16.9 million, or $0.22 per share, as compared to a net loss of $17.1 million, or $0.28 per share, for the six months ended June 30, 2008. Total cash and short-term investments as of June 30, 2009 were $31.2 million compared to $33.9 million as of December 31, 2008. Net outstanding indebtedness related to the company’s convertible notes was reduced by 17.8 million as of June 30, 2009 when compared to December 31, 2008.
Since the first quarter, Novavax continued to advance its vaccine pipeline, improved its balance sheet by raising additional capital and retiring 100% of its convertible debt, and entered into an initial agreement with ROVI Pharmaceuticals of Spain (“ROVI”).
Specific accomplishments since the first quarter included the following:
•	Completed subject enrollment in the second Phase II study of its trivalent season influenza virus-like-particle (“VLP”) vaccine candidate. The company is planning on reporting top-line immunogenicity and safety results from this study by the fourth quarter of this year.

•	Improved the company’s balance sheet by retiring 100% of its $22.0 million of outstanding convertible notes. The notes carried a coupon rate of 4.75% payable semi-annually and had a maturity date of July 15, 2009. The company retired $17.0 million of the notes in April 2009 by paying 70% of the principal plus accrued and unpaid interest, or $12.1 million, in cash and by issuing 2,040,000 shares of common stock for the remaining 30% of the principal, or $5.1 million. The remaining $5.0 million in outstanding convertible notes matured on July 15, 2009. In accordance with the terms of the notes, the company elected to pay 50% of the principal plus accrued and unpaid interest, or $2.6 million, in cash and issued 1,016,939 shares of common stock to pay the remaining $2.6 million of the principal plus accrued and unpaid interest.

•	Entered into an initial agreement to license the company’s Seasonal and Pandemic Influenza VLP technology to ROVI to create a comprehensive influenza vaccine solution including a facility for the Spanish government using our proprietary, recombinant VLP vaccine technology. A non-profit foundation, jointly sponsored by ROVI and the Spanish authorities, will be formed and funded to support Phase III clinical development and other studies necessary to achieve market authorization of the VLP-based influenza vaccines in the European Union, which is targeted for 2012.

•	Raised $21.9 million from the sale of 7.4 million shares of common stock through the ATM program.

•	Launched CPL Biologicals Pvt. Ltd, the previously announced joint venture with Cadila Pharmaceuticals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India.

•	Recruited key executives to support the future growth of the company. New appointments include Mr. John Trizzino as Senior Vice President, International and Governmental Affairs, and Mr. Fredrick W. Driscoll as Vice President, Chief Financial Officer and Treasurer.

•	Achieved a major production milestone in the Pandemic H1N1 influenza program by manufacturing a cGMP-quality batch of the company’s VLP vaccine candidate against this virus within 11 weeks of receiving the genetic sequence of the pandemic virus strain from the Centers of Disease Control.
“Our progress since the first quarter has been transformational,” said Novavax Chief Executive Officer, Dr. Rahul Singhvi. “We eliminated 100% of our $22 million outstanding convertible debt and raised net proceeds of $21.9 million through the sale of additional shares under our ATM program. Today, Novavax has a healthy balance sheet with no long term debt and cash and short-term investments of $37.6 million as of July 31, 2009. With this financial strength, we are well positioned to advance our vaccine development programs, and in particular, continue our work on a VLP vaccine candidate against the 2009 pandemic H1N1 strain, so that we are ready to serve public health authorities in the U.S. as well as in foreign countries.”
The anticipated milestones for the remainder of 2009 include:
•	Release top-line results from the Phase II trial in healthy adults with our trivalent seasonal flu vaccine candidate;

•	Initiate a Phase II clinical study of our trivalent seasonal flu vaccine in older adults;

•	Continue development of our pandemic H1N1 vaccine candidate;

•	Complete definitive license and supply agreements with ROVI; and

•	Continue expansion of operations at CPL Biologicals.
2009 Financial Results
Revenue from continuing operations for the second quarter ended June 30, 2009 was $29,000, compared to $0.3 million for the same period in 2008, a decrease of $0.3 million due to the completion of two contracts in 2009.
Research and development costs were $5.3 million for the second quarter of 2009 compared to $5.4 million in the second quarter of 2008, a decrease of $0.1 million. The decrease was due to a $0.2 million decrease in employee costs, partially offset by a $0.1 million increase in outside testing costs associated with continuing clinical trials, preclinical testing, process development, manufacturing and quality related programs.
General and administrative costs were $2.6 million in the second quarter of 2009 as compared to $3.2 million in the second quarter of 2008. The decrease of 19% was due to a reduction in employee costs of $0.2 million, a decrease in facility costs associated with general and administrative functions of $0.1 million, and a $0.1 million decrease in charges to the allowance established for two notes receivable from former directors. The balance of the decrease is attributable to a decrease in professional fees.
Novavax recorded net interest and other expense of $0.7 million for the second quarter of 2009 compared to net interest and other expense of $0.1 million for the second quarter of 2008. The increase in net interest and other expense primarily resulted from an additional other than temporary impairment in the amount of $0.5 million related to one of the company’s auction rate securities due primarily to its continued illiquidity and a $0.2 million decrease in interest income due to a decrease in the average cash and short-term investments balance during the quarter.
Accordingly, Novavax’s net loss for the quarter ended June 30, 2009 was $8.5 million, or $0.10 per share, compared to a net loss of $9.4 million, or $0.15 per share, for the quarter ended June 30, 2008. The loss for the quarter ended June 30, 2008 includes a loss from discontinued operations of $1.1 million.
As of June 30, 2009, Novavax had $31.2 million in cash and short-term investments (including auction rate securities recorded at their fair value) as compared to $33.9 million as of December 31, 2008. The company’s short-term investments consist of investments in five auction rate securities with a par value of $8.1 million and a fair value of $6.0 million. In addition to the other than temporary impairment discussed above, during the second quarter of 2009, the company recorded a $0.5 million unrealized gain, which is included in other comprehensive income related to the recovery of fair value for four of the securities.
The net decrease in cash and short-term investments of $2.7 million was principally due to cash spent for operations and cash paid for principal and interest totaling $12.1 million related to the retirement of $17.0 million of convertible debt, which were partially offset by net proceeds from the sale of common stock to Cadila of $10.7 million and proceeds from the sale of stock under the ATM program of $14.0 million. Novavax believes that based on the balance of cash and short-term investments at June 30, 2009, along with the proceeds from its transaction with ROVI of $3.0 million and the proceeds of $8.0 million received from additional sales of stock under the ATM program in July 2009, it has sufficient funds to execute its current business plan for at least the next twelve months. Novavax may pursue additional funding through the potential sale of equity securities, other non-dilutive financing, or additional partnering agreements, as opportunities arise.
About Novavax

Novavax, Inc. is a clinical stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary viruslike particle (VLP) technology. The Company produces these VLP based, potent, recombinant vaccines utilizing new, and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
Conference Call
Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) today. The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone at 1 (866) 206-5917 (U.S. or Canada) or 1 (703) 639-1106 (International). An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the webcast will be available on the website for 90 days after the call and a replay of the conference call will also be available by telephone beginning August 7th, 2009 at 1:00 pm through August 12, 2009 at 11:59pm. To access the replay, dial 1 (888) 266 2081 and enter pass code 1366728.
Forward Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding revenues, operating expenses, cash burn, and clinical developments and anticipated milestones are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the Company’s ability to progress any product candidates in preclinical or clinical trials; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; clinical trial results; even if the data from preclinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; Novavax’s pilot plant facility is subject to extensive validation and FDA inspections, which may result in delays and increased costs; the success of the Company’s foreign joint venture and licensing agreements; the Company’s ability to enter into future collaborations with industry partners and the government and the terms, timing and success of any such collaboration; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; our ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; and the availability of qualified personnel. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
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NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	29	342	50	800

Operating costs and expenses:
Research and development	5,297	5,380	9,563	9,814
General and administrative	2,562	3,166	5,454	6,410

Total operating costs and expenses	7,859	8,546	15,017	16,224

Loss from continuing operations before other (expense) income, net	(7,830)	(8,204)	(14,967)	(15,424)
Other (expense) income, net	(710)	(110)	(1,922)	7

Loss from continuing operations	(8,540)	(8,314)	(16,889)	(15,417)
Loss from discontinued operations	—	(1,058)	—	(1,710)

Net loss	$(8,540)	$(9,372)	$(16,889)	$(17,127)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.10)	$(0.14)	$(0.22)	$(0.25)
Loss per share from discontinued operations	—	$(0.02)	—	$(0.03)
Net loss per share	$(0.10)	$(0.15)	$(0.22)	$(0.28)

Basic and diluted weighted average number of common shares outstanding	84,832,226	61,329,699	76,806,926	61,286,169

SELECTED BALANCE SHEET DATA
(in thousands)

	As of June 30,	As of December 31,
	2009	2008
	(unaudited)
Cash and cash equivalents	$25,216	$26,938
Short-term investments	5,978	6,962
Total current assets	32,041	35,096
Working capital	21,849	7,379
Total assets	73,221	76,625
Long term debt	450	480
Stockholders’ equity	59,721	45,489
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